Exhibit 99.1

Motion Acquisition Corp. and DocGo Announce

DocGo’s Record Preliminary Second Quarter 2021 Revenue

Second quarter revenue increased 175% year-over-year

DocGo raises full-year revenue outlook to at least $170 million

July 20, 2021 -- (New York, NY) – Motion Acquisition Corp. (“Motion”) (Nasdaq: MOTN), a special purpose acquisition company, and its merger partner Ambulnz, Inc., dba DocGo, a leading provider of last-mile telehealth and integrated medical mobility services, announced today that DocGo has disclosed select preliminary unaudited financial results for its second quarter ended June 30, 2021.

“We are delighted to report another strong quarter of positive business momentum highlighted by 175% revenue growth, positive net income and positive Adjusted EBITDA performance,” said Stan Vashovsky, CEO of DocGo. “While COVID-19 testing revenue subsided in the second quarter, we have successfully redeployed our resources across medical mobility and mobile health to generate long term growth. We are pleased to increase our full year revenue outlook to $170 million as a result.”

Preliminary Second Quarter Financial Highlights and Increased 2021 Full-Year Revenue Outlook

●	Total revenue was $61.9 million in the second quarter of 2021, representing another record quarter for DocGo, and a 175% increase from $22.5 million in the second quarter of 2020.

●	Mobile health revenue increased to more than $33.0 million in the second quarter of 2021, compared to $3.1 million in the prior-year period. Medical mobility revenue was approximately $28.6 million, up 47% from $19.5 million in Q2 of 2020.

●	DocGo’s GAAP-basis net income was $0.1 million in the second quarter of 2021, which represents a substantial improvement over the net loss of $1.7 million in the second quarter of last year. Adjusted EBITDA was approximately $2.9 million in the second quarter of 2021 even after significant investments made in regional expansion and personnel, versus an Adjusted EBITDA loss of $0.2 million in the prior-year period.

●	Excluding COVID-related testing, revenue more than doubled year-over-year, with ongoing positive momentum in the core business.

●	As a result of the strong revenue performance and positive business trends expected for the balance of the year, DocGo is raising its outlook for full-year 2021 revenue to at least $170 million, compared to its prior increased outlook for 2021 revenue of at least $160 million. The company reiterates its prior full year guidance of $6 million in Adjusted EBITDA while continuing to make investments in future growth.

Recent Business Highlights

●	Hired Michael Costa, former VP of North Atlantic Territory for Aetna Inc., as EVP of Strategy, to bolster DocGo’s senior management ranks, lead sales efforts across mobile health and transportation, and establish new payer relationships.

●	Hired 452 new employees in Q2 2021, bringing total hires for the year to 961, and total headcount to 2,388.

●	Launched medical transport services in Illinois to provide improved transportation experience for Fresenius Medical Care North America kidney dialysis patients.

●	Launched Mobile Health services in Arizona and Washington state.

●	Expanded our relationships within the cruise industry, helping Carnival Corporation relaunch passenger cruises and integrating our proprietary HealthPoint patient portal with SeaCare, the cruise industry’s leading EMR system.

●	Launched Street Health Outreach and Wellness program to facilitate a range of mobile medical services – including wound care, physicals, social work services and vaccines – to NYC’s street homeless population.

“Today’s preliminary second quarter results and raised outlook for 2021 further validate the compelling opportunity DocGo represents to its shareholders,” commented Michael Burdiek, Chief Executive Officer of Motion. “We see tremendous long-term potential for DocGo as Stan and his team scale the business to meet demand for the Company’s expanded portfolio of mobility and health services in new and existing markets. We look forward to supporting their efforts as we move through the process towards a public listing for DocGo.”

The foregoing unaudited preliminary financial results represent the most current information available to DocGo and are based on calculations or figures prepared internally that have not yet been reviewed by DocGo’s independent registered public accounting firm. DocGo will provide its full financial results for the second quarter of 2021 in an amendment to the previously filed registration statement on Form S-4, which was filed by Motion on July 2, 2021, relating to the proposed business combination. Actual second quarter financial results may be materially different from the preliminary results described above and are subject to the risk factors and uncertainties identified in this press release and in the filings with the Securities and Exchange Commission (SEC) made by Motion and DocGo.

About DocGo

DocGo is a leading provider of last-mile telehealth and integrated medical mobility services. DocGo is disrupting the traditional four-wall healthcare system by providing care at the scale of humanity. DocGo’s innovative technology and dedicated field staff of certified health professionals elevate the quality of patient care and drive business efficiencies for facilities, hospital networks and health insurance providers. With Mobile Health, DocGo empowers the full promise and potential of telehealth by facilitating healthcare treatment, in tandem with a remote physician, in the comfort of a patient’s home or workplace. Together with DocGo’s integrated Ambulnz medical transport services, DocGo is bridging the gap between physical and virtual care. DocGo and Motion Acquisition Corp. (Nasdaq: MOTN) previously announced their definitive business combination agreement and recently filed a registration statement on Form S-4 with the SEC. Upon closing of the transaction, the combined company will operate under the DocGo name and will be listed on Nasdaq under the new ticker symbol “DCGO”. For more information, please visit www.docgo.com.

About Motion Acquisition Corp.

Motion Acquisition Corp. is a special purpose acquisition company (SPAC) formed for the purpose of effecting a business combination with one or more target businesses or entities. Motion was founded by a management team and board comprised of seasoned business executives recognized as pioneers in the transportation software and technology sector that possess substantial operating and acquisition experience. Motion is listed on Nasdaq under the ticker symbol “MOTN.” For more information, please visit https://motionacquisition.com/.

Non-GAAP Financial Measure

“GAAP” refers to financial information presented in accordance with U.S. Generally Accepted Accounting Principles. This announcement includes Adjusted EBITDA, a measure calculated other than in accordance with GAAP. This non-GAAP financial measure is provided in addition to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP. DocGo defines Adjusted EBITDA as earnings before investment income, interest expense, taxes, depreciation, amortization, stock-based compensation, litigation provisions and merger-related expenses. Internally, this non-GAAP measure is used by management for purposes of evaluating DocGo’s core operating performance, establishing internal budgets, calculating return on investment for development programs and growth initiatives, comparing performance with internal forecasts, strategic planning, evaluating and valuing potential acquisition candidates, and benchmarking performance externally against competitors. DocGo believes this non-GAAP financial information provides additional insight into our financial performance and future prospects of the company’s core business and have therefore chosen to provide this information to investors to help them evaluate our results of operations and enhance the ability to make period-to-period comparisons.

Cautionary Statement Regarding Preliminary Estimated Results

The financial results for DocGo’s second quarter ended June 30, 2021 are preliminary, unaudited and subject to finalization. They reflect DocGo management’s current views and may change as a result of DocGo’s further review of results and other factors, including a wide variety of significant business, economic and competitive risks and uncertainties. Such preliminary results should not be viewed as a substitute for full quarterly financial statements and accompanying footnotes prepared in accordance with GAAP. Motion and DocGo caution you that these preliminary results are not guarantees of future performance or outcomes, and that actual results may differ materially from those described above. For more information regarding factors that could cause actual results to differ from those described above, please see “Cautionary Statement Regarding Forward-Looking Statements” below.

The preliminary second quarter financial results have been prepared by, and are the responsibility of, DocGo’s management. DocGo’s independent registered public accounting firm has not audited, reviewed, compiled, or applied agreed-upon procedures with respect to the preliminary estimated financial information, and does not express an opinion or any other form of assurance with respect thereto.

Cautionary Statement Regarding Forward-Looking Statements

This announcement contains forward-looking statements (including within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and Section 27A of the U.S. Securities Act of 1933, as amended) concerning DocGo. These statements include, but are not limited to, statements that address our expected future business and financial performance and statements about (i) our plans, objectives and intentions with respect to future operations, services and products, (ii)  our competitive position and opportunities, and (iii) other statements identified by words such as “may”, “will”, “expect”, “intend”, “plan”, “potential”, “believe”, “seek”, “could”, “estimate”, “judgment”, “targeting”, “should”, “anticipate”, “predict” “project”, “aim”, “goal”, “outlook”, “guidance”, and similar words, phrases or expressions. These forward-looking statements are based on management’s current expectations and beliefs, as well as assumptions made by, and information currently available to, management, and current market trends and conditions. Forward-looking statements inherently involve risks and uncertainties, many of which are beyond our control, and which may cause actual results to differ materially from those contained in our forward-looking statements. Accordingly, you should not place undue reliance on such statements. Particular uncertainties that could materially affect current or future results include possible accounting adjustments made in the process of finalizing reported financial results; any risks associated with global economic conditions and concerns; the effects of global outbreaks of pandemics or contagious diseases or fear of such outbreaks, such as the COVID-19 coronavirus pandemic; competitive pressures; pricing declines; rates of growth in our target markets; our ability to improve gross margins; cost-containment measures; legislative and regulatory actions; the impact of legal proceedings and compliance risks; the impact on our business and reputation in the event of information technology system failures, network disruptions, cyber-attacks, or losses or unauthorized access to, or release of, confidential information; and the ability of the company to comply with laws and regulations regarding data privacy and protection. We undertake no intent or obligation to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

This press release relates to a proposed transaction between DocGo and Motion. Motion has filed a registration statement on Form S-4 with the SEC, which includes a document that serves as a preliminary prospectus and proxy statement of Motion, referred to as a preliminary proxy statement/consent solicitation/prospectus, and certain related documents, to be used at the meeting of Motion stockholders to approve the proposed business combination and related matters. Investors and security holders of Motion are urged to read the registration statement, the preliminary proxy statement/consent solicitation/prospectus, and any amendments thereto, and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about DocGo, Motion, and the proposed transaction. The definitive proxy statement will be mailed to Motion stockholders as of a record date to be established for voting on the proposed business combination. Investors and security holders will be able to obtain free copies of the registration statement, the proxy statement/consent solicitation/prospectus and all other relevant documents filed or that will be filed with the SEC by Motion, once such documents are filed, through the website maintained by the SEC at www.sec.gov.

The documents filed by Motion with the SEC also may be obtained free of charge at Motion’s website at https://motionacquisition.com or upon written request to Motion’s counsel, Graubard Miller, 405 Lexington Avenue, New York, NY 10174. The information contained on, or that may be accessed through, the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release.

Participants in Solicitation

Motion, DocGo, and certain of their respective directors and executive officers, under SEC rules, may be deemed to be participants in the eventual solicitation of proxies from Motion’s stockholders in connection with the proposed transaction. A list of the names of such directors and executive officers and information regarding their interests in the proposed business combination will be contained in the proxy statement/prospectus when available. You may obtain free copies of these documents as described in the preceding paragraph.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction. This press release also shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such other jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Reconciliation of Net Income to Adjusted EBITDA

(in $millions)	Three months ended June 30
	2020	2021
Net lncome/(Loss) (GAAP)	$(1.7)	$0.1
(+) Net interest expense/(income)	$0.0	$0.1
(+) Income tax	$0.0	$0.1
(+) Depreciation & amortization	$1.3	$1.9
EBITDA	$(0.4)	$2.2
(+) Non-cash stock compensation	$0.2	$0.4
(+) Non-recurring expense	$-	$0.3
Adjusted EBITDA	$(0.2)	$2.9

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Investor Contacts:

Blueshirt Capital Advisors
Jonathan Schaffer / Cameron Felton
ir@docgo.com

Media Contact:

Ahron Weiner

DocGo

ahron@DocGo.com

516-244-4168